Exhibit 99.1

            Schnitzer Steel Reports Another Strong Quarter

    PORTLAND, Ore.--(BUSINESS WIRE)--July 6, 2005--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported net income of $33.5 million or $1.08 per diluted share on revenues of $226.8 million for the third quarter ended May 31, 2005. In comparison, the Company reported net income of $42.5 million or $1.37 per diluted share on revenues of $193.8 million for the quarter ended May 31, 2004.
    For the first nine months of fiscal 2005, Schnitzer Steel reported net income of $112.4 million or $3.61 per diluted share on revenues of $641.5 million. These amounts compare to net income of $73.2 million or $2.36 per diluted share on revenues of $483.7 million during the first nine months of fiscal 2004.
    "Schnitzer Steel's wholly-owned operations continued to benefit from strong market conditions during the third quarter of fiscal 2005, including continued good demand for recycled ferrous metal and finished steel products," said John D. Carter, President and Chief Executive Officer. "Although the quarter's earnings were down from the near record levels reported in the 2004 fiscal third quarter, the results for our business remained strong. Our business continues to benefit from the strength of our growing asset base and the excellent management team of this Company."
    Schnitzer also announced that its wholly-owned subsidiary, Cascade Steel Rolling Mills, Inc., appointed Jeff Dyck to the position of President. Jeff held the position of Rolling Mill Superintendent for approximately six years and in September 2004 was promoted to Director of Operations. Mr. Carter commented, "Jeff is well deserving of this promotion as he has been instrumental in Cascade's product diversification and business growth since he joined the Company in 1994. In addition, Jeff recently led the successful installation of the mill's new and efficient electric arc furnace and has overseen the business during this record-setting year."
    "On June 9, 2005, the Company announced that it signed an agreement to separate and terminate its joint ventures with Hugo Neu Corporation," added Mr. Carter. "We remain on track to close this transaction sometime around the end of fiscal 2005. Our management team is actively developing and implementing a plan to smoothly transition and integrate the new businesses that we will receive in the separation. The Company believes that this transaction provides us with a number of advantages including complete operational and financial control of strategic scrap franchises, improved direct access to scrap supply, and expanded access to worldwide markets. Finally, this transaction provides us with a stronger geographic platform and additional capital to expand our business, which we are actively pursuing."

    Metals Recycling Business

    The wholly-owned Metals Recycling Business third quarter 2005 operating income amounted to $27.4 million, which is a decline of 15% compared to the near record of $32.5 million reported in the third quarter of last year. The decrease in operating income was driven by the lower ferrous metal selling prices combined with higher costs incurred to procure unprocessed metals compared to the same period last year.
    Ferrous sales volume rose 11% in the third quarter of fiscal 2005 to 496,000 tons, offset by a 3% decline in average net ferrous metal selling prices to $230 per ton from the same period last year.

    Joint Venture Businesses

    Operating income from Joint Ventures amounted to $11.2 million in the third quarter of fiscal 2005, representing a 60% decline over the prior year period. The lower profits were primarily due to compressed margins caused by higher freight rates and increased raw material costs, conditions which were more pronounced for the East Coast joint ventures and which caused the trading joint venture to incur an operating loss. Operating income for the processing joint ventures was also adversely affected by a 25% decrease in ferrous sales volume as compared to the third quarter of 2005, which was caused in part by the timing of large export shipments and lower purchases of unprocessed metal. The combined processing and trading sales volumes declined only slightly by 3% to 1.7 million tons as the decrease in processing volume was offset by a 35% increase in trading volume.
    On June 9, 2005, the Company announced that it had signed a Master Agreement with Hugo Neu Corporation ("HNC") to separate and terminate its joint venture relationships, which is currently expected to close around the end of fiscal 2005. The Company will acquire HNC's interest in the joint ventures operating in New England, the scrap metal trading business operating in Russia and certain Baltic countries, and HNC's wholly-owned scrap metal and green waste recycling business in Hawaii, and the Company will receive a cash payment of approximately $52 million. HNC will acquire the Company's interests in the joint ventures operating in New York, New Jersey and California, and the scrap metal trading business operating outside of Russia and the Baltic countries referred to above.

    Auto Parts Business

    During the third quarter of fiscal 2005, the Auto Parts Business grew its revenue by 33% as compared to the same period last year. This growth was due to the strong wholesale revenues resulting from higher metal prices and the addition of four new stores in the mid-west and eastern U.S. that were acquired in mid-January 2005 improving retail sales. The Auto Parts Business reported operating income of $8.5 million, which approximated the operating income of the prior year's third quarter. The higher revenues were partially offset by increases in the cost of procuring inventory, which was affected by the rise in prices for unprocessed scrap metals. Also, as expected, administrative expenses increased over the same period last year due to the development of management infrastructure in support of the Company's growth plans.

    Steel Manufacturing Business

    The Steel Manufacturing Business reported an operating profit of $13.4 million in the third quarter of fiscal 2005, which was a 93% increase or $6.5 million improvement over the third quarter of 2004. The quarter-over-quarter increase was driven by higher average selling prices spurred by the strong demand and increased volumes. The third quarter 2005 sales volumes amounted to 171,900 tons, which was 11% and 38% higher than the volumes shipped in the third quarter of fiscal 2004 and the second quarter of fiscal 2005, respectively. Sales volumes grew due to seasonal improvements in demand for construction related products. In addition, the mill held higher inventory levels as it entered the third quarter of fiscal 2005, which allowed it to fulfill the strong seasonal demand. Average selling prices reached $510 per ton for the third quarter of 2005 while during the same period of last year the average selling prices were $448 per ton. The third quarter average selling prices declined by $7 per ton from the second quarter of 2005 due to product mix and price reductions.

    Outlook

    Recycled metal markets continue to experience significant price volatility; however, consumption remains strong. Over the last 60 days, market selling prices for ferrous metal declined, but recent export market activity has shown evidence that prices may have firmed and even risen modestly on some individual sales. The Company's wholly-owned Metals Recycling Business traditionally takes ferrous export orders 60 to 90 days ahead of shipment, which may provide management with the ability to adjust its buying prices to minimize the margin impact of changes in selling prices. Ocean freight rates have declined sharply in recent weeks, which partially mitigates the reduction in ferrous selling prices. Based upon the wholly-owned Metals Recycling Businesses' current order backlog, contracted average net selling prices that are anticipated to be shipped in the fourth fiscal quarter of 2005 will be lower than the $230 per ton average reported in the third quarter of fiscal 2005, but should remain above the $199 per ton reported in last year's fourth fiscal quarter. Fourth quarter 2005 sales volumes are anticipated to be below the fiscal 2005 quarterly run rate, but total fiscal 2005 sales volume should approximate last year's level. The lower fourth quarter sales volumes are due in part to the timing of export shipping dates and lower fourth quarter inventory levels. The cost of unprocessed ferrous metal also remains very competitive and volatile.
    Joint ventures in the metals recycling business are expected to experience similar market trends as the Company's wholly-owned Metals Recycling Business; however, their financial results will vary depending on a number of factors including geographic locations, competition and available inventory.
    The Auto Parts Business generally experiences modest seasonal declines in retail demand in the summer months due to hot weather conditions reducing customer admissions. Wholesale revenues are anticipated to have mixed results during the fiscal 2005 fourth quarter; core sales volumes and pricing should remain strong, but prices for crushed auto bodies are expected to be lower than the prices realized during the third quarter of fiscal 2005 due to the recent decline in ferrous metal selling prices. Over the last few quarters the business has incurred increasing costs to procure automobile inventories due to rising ferrous metal prices. In recent weeks, the business has reduced its prices paid to procure inventory and is anticipated to continue to do so through the balance of the fourth quarter. However, fourth quarter margins are anticipated to be affected as the higher priced inventory is sold and replaced by lower cost automobiles.
    West Coast consumption of finished steel long products remains strong. The Steel Manufacturing Business continues to experience good overall demand. In May 2005 the Company announced a $30 per ton price decrease for rebar and merchant bar products, which was in reaction to declines by other domestic competitors. Also, in early July, the Company announced a similar decrease for wire rod products. The announced price decreases are anticipated to result in a modest decline in fourth quarter average selling prices as compared to the third quarter of fiscal 2005 and the fourth quarter of fiscal 2004. The reduction in average selling prices is anticipated to be partially mitigated by declines in ferrous metal purchase prices. Fourth quarter 2005 sales volumes should approximate 155,000 tons, which should approximate the estimated volume of steel produced during the period.
    The Company's effective fourth quarter tax rate should approximate
36%.

    Third Quarter 2005 Conference Call

    In conjunction with this release, Schnitzer Steel invites you to listen to its conference call that will be broadcast over the Internet today, July 6, 2005, at 11:30 a.m. EST with John Carter, Chief
Executive Officer, Kenneth M. Novack, Chairman, Gary Schnitzer,
Executive Vice President and Kelly Lang, Acting Chief Financial
Officer. The call is being webcast by CCBN and can be accessed on Schnitzer Steel's Web site at www.schnitzersteel.com.

    Schnitzer Steel Industries, Inc. is one of the nation's largest recyclers of ferrous metals, a leading self-service used auto parts retailer with 30 locations in the U.S. and Canada, and manufacturer of finished steel products. The Company, with its joint venture partners, processes approximately 5.4 million tons of recycled ferrous metals per year as well as trades nearly 3.0 million tons. In addition, the Company's steel mill has an annual production capacity of approximately 700,000 tons of finished steel products. The Company and its joint venture partners operate primarily along the West Coast and Northeastern seaboard of the United States.

    This news release, particularly the "Outlook" section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include, without limitation, statements regarding the Company's outlook for the business, the timing of the closing under the Master Agreement with HNC, and the anticipated operational and financial benefits expected from the transactions contemplated by the Master Agreement; and can be identified generally because they contain "expect," "believe," "anticipate," "estimate" and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting both Schnitzer Steel Industries, Inc.'s consolidated operations and its joint ventures (the Company) that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and raw materials it purchases; world economic conditions; world political conditions; changes in federal and state income tax laws; impact of pending or new laws and regulations regarding imports and exports into the United States and other foreign countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates; loss of key personnel; the unpredictability of joint venture operating results; the inability to complete the proposed joint venture separation due to inability to satisfy closing conditions; the inability to complete expected large scrap export shipments in the current quarter; consequences of the pending investigation by the Company's audit committee into Far East payment practices; business integration issues relating to acquisitions of businesses; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail under the heading "Factors That Could Affect Future Results" in the Company's most recent annual report on Form 10-K or quarterly report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.
    For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.


                   SCHNITZER STEEL INDUSTRIES, INC.
                         FINANCIAL HIGHLIGHTS
               (in thousands, except per share amounts)
                             (Unaudited)


                                 For the Three        For the Nine
                                   Months Ended       Months Ended
                               ------------------- -------------------
                                May 31,   May 31,   May 31,   May 31,
                                 2005      2004      2005      2004
                               --------- --------- ---------- --------

REVENUES:

Metals Recycling Business:
    Ferrous sales             $129,495  $121,086  $ 389,974  $282,526
    Nonferrous sales            19,440    15,174     52,037    39,661
    Other sales                  1,719     1,737      5,255     4,739
                              --------- --------- ---------- ---------
        Total sales            150,654   137,997    447,266   326,926

Auto Parts Business             30,980    23,294     78,814    58,199
Steel Manufacturing Business    91,351    72,048    228,193   185,128
Intercompany sales
 eliminations                  (46,196)  (39,589)  (112,777)  (86,524)
                              --------- --------- ---------- ---------
        Total                 $226,789  $193,750  $ 641,496  $483,729
                              ========= ========= ========== =========


INCOME FROM OPERATIONS:

Metals Recycling Business     $ 27,441  $ 32,462  $ 101,210  $ 55,547
Auto Parts Business              8,548     8,554     23,139    19,537
Steel Manufacturing Business    13,408     6,956     31,526     9,506
Joint ventures                  11,152    28,013     47,821    42,634
Corporate expense               (5,894)   (6,053)   (14,493)  (11,717)
Intercompany eliminations          430    (2,617)    (1,994)   (5,869)
Environmental matter                 -         -     (8,225)        -
                              --------- --------- ---------- ---------
        Total                 $ 55,085  $ 67,315  $ 178,984  $109,638
                              ========= ========= ========== =========


NET INCOME                    $ 33,508  $ 42,514  $ 112,425  $ 73,241
                              ========= ========= ========== =========

BASIC EARNINGS PER SHARE      $   1.10  $   1.41  $    3.70  $   2.45
                              ========= ========= ========== =========

DILUTED EARNINGS PER SHARE    $   1.08  $   1.37  $    3.61  $   2.36
                              ========= ========= ========== =========

SHARE INFORMATION (THOUSANDS):
     Basic shares outstanding   30,463    30,088     30,412    29,897
                              ========= ========= ========== =========

     Diluted shares
      outstanding               31,143    31,059     31,160    31,049
                              ========= ========= ========== =========


                   SCHNITZER STEEL INDUSTRIES, INC.
                   CONSOLIDATED STATEMENT OF INCOME
               (in thousands, except per share amounts)
                             (Unaudited)


                                  For the Three       For the Nine
                                   Months Ended       Months Ended
                               ------------------- -------------------
                                May 31,   May 31,   May 31,   May 31,
                                 2005      2004      2005      2004
                               --------- --------- ---------- --------


 Revenues                     $226,789  $193,750  $ 641,496  $483,729
                              --------- --------- ---------- ---------

Cost of goods sold             167,721   140,179    462,787   384,046
Selling, general and
 administrative                 15,135    14,269     39,321    32,679
Environmental matter                 -         -      8,225         -
                              --------- --------- ---------- ---------

Income from wholly-owned
 operations                     43,933    39,302    131,163    67,004


 Operating income from joint
  ventures                      11,152    28,013     47,821    42,634
                              --------- --------- ---------- ---------

 Operating income               55,085    67,315    178,984   109,638

 Other expense:
    Interest expense              (110)     (562)      (740)   (1,488)
    Other expense, net            (195)     (315)      (555)     (161)
                              --------- --------- ---------- ---------
                                  (305)     (877)    (1,295)   (1,649)
                              --------- --------- ---------- ---------


 Income before income taxes
  and minority interests        54,780    66,438    177,689   107,989

 Income tax provision          (20,485)  (23,187)   (63,257)  (32,951)
                              --------- --------- ---------- ---------

 Income before minority
  interests                     34,295    43,251    114,432    75,038

 Minority interests, net of
  tax                             (787)     (737)    (2,007)   (1,797)
                              --------- --------- ---------- ---------


 Net income                   $ 33,508  $ 42,514  $ 112,425  $ 73,241
                              ========= ========= ========== =========


 Basic earnings per share     $   1.10  $   1.41  $    3.70  $   2.45
                              ========= ========= ========== =========

 Diluted earnings per share   $   1.08  $   1.37  $    3.61  $   2.36
                              ========= ========= ========== =========


                   Schnitzer Steel Industries, Inc.
                    Selected Operating Statistics
                             (Unaudited)


                         Q1 FY05     Q2 FY05     Q3 FY05      FY05
                       ----------- ----------- ----------- -----------
Metals Recycling
  Business
 Ferrous Recycled
  Metal Sales Prices
  ($/LT)
   Domestic            $      221  $      220  $      222  $      221
   Export              $      245  $      247  $      236  $      243
   Average             $      236  $      240  $      230  $      236

 Ferrous Sales Volume
  (LT)
   Domestic Processed(a)  133,687      98,900     163,254     395,841
   Domestic Brokered(a)    42,276      20,573      43,208     106,057
   Export                 294,900     356,607     289,388     940,895
                        ----------  ----------  ----------  ----------
     Total (a)            470,863     476,080     495,850   1,442,793
                        ==========  ==========  ==========  ==========

  (a)Includes sales to
   the Steel
   Manufacturing
   Business               159,463     110,033     189,559     459,055
                        ==========  ==========  ==========  ==========


Steel Manufacturing
  Business
 Sales Prices ($/NT)
   Average             $      534  $      517  $      510  $      519

 Sales Volume (NT)
   Rebar                   55,956      62,302     103,973     222,231
   Coiled Products         56,679      50,391      51,579     158,649
   Merchant Bar and
    Other                  13,703      11,957      16,349      42,009
                        ----------  ----------  ----------  ----------
     Total                126,338     124,650     171,901     422,889
                        ==========  ==========  ==========  ==========

Joint Ventures Ferrous
  Recycled Metal Sales
  Volume
 Processing (LT)          929,667   1,049,572     814,522   2,793,761
 Trading (LT)             750,034     717,574     839,752   2,307,360
                        ----------  ----------  ----------  ----------
                        1,679,701   1,767,146   1,654,274   5,101,121
                        ==========  ==========  ==========  ==========

Auto Parts Business
 Number of retail
  locations at end of
  quarter                      26          30          30          NA




                   Q1 FY04    Q2 FY04    Q3 FY04    Q4 FY04     FY04
                 ---------- ---------- ---------- ---------- ---------
Metals Recycling
  Business
 Ferrous
  Recycled Metal
  Sales Prices
  ($/LT)
   Domestic      $      135 $      168 $      228 $      186 $     179
   Export        $      144 $      154 $      243 $      208 $     187
   Average       $      140 $      158 $      237 $      199 $     184

 Ferrous Sales
  Volume (LT)
   Domestic
    Processed(a)     99,781    105,371    112,310    142,198   459,660
   Domestic
    Brokered(a)      73,366     40,658     52,627     49,333   215,984
   Export           235,481    355,304    280,493    298,484 1,169,762
                 ---------- ---------- ---------- ---------- ---------
     Total (a)      408,628    501,333    445,430    490,015 1,845,406
                 ========== ========== ========== ========== =========

  (a) Includes
   sales to the
   Steel
   Manufacturing
   Business         157,989    131,837    158,314    169,459   617,599
                 ========== ========== ========== ========== =========


Steel Manu-
  facturing
  Business
 Sales Prices
  ($/NT)
   Average       $      310 $      351 $      448 $      511 $     404

 Sales Volume
  (NT)
   Rebar             91,204     89,699     71,069     88,462   340,434
   Coiled
    Products         55,171     54,111     66,250     57,826   233,358
   Merchant Bar
    and Other        16,219     18,499     17,510     16,039    68,267
                 ---------- ---------- ---------- ---------- ---------
     Total          162,594    162,309    154,829    162,327   642,059
                 ========== ========== ========== ========== =========

Joint Ventures
  Ferrous
  Recycled Metal
  Sales Volume
 Processing (LT)    674,622    827,787  1,086,024    993,326 3,581,759
 Trading (LT)       677,395    623,077    620,640    754,981 2,676,093
                 ---------- ---------- ---------- ---------- ---------
                  1,352,017  1,450,864  1,706,664  1,748,307 6,257,852
                 ========== ========== ========== ========== =========

Auto Parts
  Business
 Number of
  retail
  locations at
  end of quarter         23         23         26         26       NA


Note: Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer

    CONTACT: Schnitzer Steel Industries, Inc.
             Kelly Lang, 503-224-9900 (Investor Contact) or
             Tom Zelenka, 503-323-2821 (Press Contact) www.schnitzersteel.com